UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

ROYAL CARIBBEAN CRUISES LTD.

(Exact Name of Registrant as Specified in Its Charter)

Republic of Liberia

(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-539-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On June 29, 2018, Royal Caribbean Cruises Ltd. (“RCL”) entered into a 364-day unsecured term loan agreement (the “Loan Agreement”).  The proceeds of the Loan Agreement will be used by RCL to finance a portion of the purchase price related to its previously announced acquisition of 66.67% of the outstanding share capital of Silversea Cruise Holding Ltd. (the “Acquisition”) and to pay related fees and expenses.

The Loan Agreement makes available to RCL on any single business day an aggregate principal amount not to exceed $700 million in the form of term loans denominated in US dollars.  The interest rate applicable to such term loans will range from a rate equal to LIBOR plus a margin of 0.90% to 1.50% per annum or a base rate plus a margin of 0.00% to 0.50% per annum, depending on RCL’s senior debt rating.  After a 60-day grace period, and until the commitments of the lenders have terminated, RCL will pay to the lenders a ticking fee equal to a percentage ranging from 0.08% to 0.20% per annum, depending on RCL’s senior debt rating, on account of the aggregate outstanding commitments of the lenders under the Loan Agreement.  The commitments of the lenders to make advances will terminate on the earlier of the date of funding and November 15, 2018.  The obligations of the lenders to fund any borrowing became effective on July 2, 2018, and the advances will mature 364 days thereafter.

Subject to changes customary for transactions of this nature, the Loan Agreement contains conditions, covenants, representations and warranties, and events of default substantially similar to the conditions, covenants, representations and warranties, and events of default found in RCL’s existing revolving credit facilities, including financial covenants that require RCL to, among other things, maintain a fixed charge coverage ratio as well as limit its net debt-to-capital ratio.  The Loan Agreement requires that RCL prepay the outstanding principal amount of any advances (a) in the event the Acquisition is not consummated within 10 business days after the date of funding and (b) with 100% of the net cash proceeds of debt for borrowed money (subject to certain exceptions).

Certain of the lenders participating in the term loan facility, and affiliates of those lenders, provide credit and other financial services to RCL from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the Loan Agreement is summary in nature and is qualified in its entirety by reference to the full and complete terms of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)              Exhibits

Exhibit 10.1 – Loan Agreement, dated as of June 29, 2018, Royal Caribbean Cruises Ltd., as the Borrower, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Bank of America, N.A., Citigroup Global Markets Limited, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. as Co-Syndication Agents

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date: July 5, 2018	By:	/s/ Bradley H. Stein
	Name:	Bradley H. Stein
	Title:	Senior Vice President, General Counsel & Secretary